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                                                                   EXHIBIT 10.45
                                                CONFIDENTIAL TREATMENT REQUESTED

                                DYAD CORPORATION
                       LICENSE AND DISTRIBUTION AGREEMENT

         This License and Distribution Agreement (this "Agreement") is entered into as of March 5, 1997 by and between Phoenix International Ltd., Inc., a Florida corporation ("Phoenix"), and Dyad Corporation, a Georgia corporation ("Dyad").

                                    RECITALS

         Dyad is in the process of developing certain automated loan, mortgage and financial services delivery machines for use in the financial services industry. Phoenix has made a capital investment in Dyad pursuant to the Stock Purchase Agreement between them of even date herewith, and wishes to promote and sell Dyad's products domestically in conjunction with its own products and to have an exclusive right to promote and sell Dyad's products internationally.

         NOW, THEREFORE, in consideration and furtherance of the foregoing, the parties hereto, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         As used in this Agreement, capitalized terms shall have the following meanings:

         1.1. Confidential Information means any business, technical or other information furnished by one party hereto to the other or disclosed to the other as a result of examination or inspection of the other party's facilities or products, whether such information is disclosed in writing or orally. Confidential Information shall in all cases include all source and object code, development level documentation, and similar technical information regarding the Products and Phoenix Software and all marketing, business and product development information. Confidential Information shall not include information which (a) at the time of disclosure is in the public domain or thereafter enters the public domain for reasons not attributable to any act or omission of the receiving party in breach of its obligations hereunder, (b) which the receiving party can show was in its possession prior to the disclosure thereof by the disclosing party, or (c) which the receiving party can show it acquired from a third party who does not thereby breach an obligation of confidence to the disclosing party and who discloses it in good faith.

         1.2. Documentation means the documentation associated with the Products as produced and provided by Dyad to Phoenix.





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         1.3.    End User means a customer who purchases the Products and/or licenses the Software from Phoenix.

         1.4. End User License means the agreement to be entered into between Phoenix and each End User pursuant to Section 9.1 granting the End User a license to use the Products and/or the Software.

         1.5. Intellectual Property Rights means all copyrights and design rights, whether registered or unregistered, patents or patent applications, know-how, trade secrets, and Confidential Information related to or arising in the Products, Software or Documentation, including all applicable architecture, designs, modules, routines, programming, command structures, interfaces, and any Modifications thereto.

         1.6. Modification means a work which is based upon one or more preexisting works, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and shall include any work that incorporates or is combined with such a preexisting work or any portion thereof.

         1.7.    Modify means to make a Modification.

         1.8. Phoenix Customer means a U.S. customer of Phoenix who has purchased a license for and is using the Phoenix Software.

         1.9. Phoenix Marketing Agents means those persons who have been authorized by Phoenix to sell, market and/or distribute the Phoenix Software.

         1.10. Phoenix Software means the software of Phoenix known as the Phoenix Retail Banking System.

         1.11. Prime Rate means the prime rate (or base rate) reported in the "Money Rates" column or section of The Wall Street Journal as being the base rate on corporate loans at larger U.S. money center banks on the first date on which The Wall Street Journal is published in each month.

         1.12. Products means the current and future versions of the Dyad products currently referred to by Dyad as the Automatic Loan Machine and the MoneyPro Video Conferencing Kiosk System, and the associated Software and Documentation. Additional products may be added by agreement of the parties as they are developed or acquired by Dyad.

         1.13. Trademarks means the trademarks, service marks and trade names used by Dyad in connection with the Products, whether registered or unregistered.





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                                            XXX-CONFIDENTIAL TREATMENT REQUESTED

         1.14. Software means the Software developed and owned by Dyad and required for operation of the Products, including all interfaces, additions, and Modifications thereto and new releases thereof delivered to Phoenix under this Agreement.

2.       MARKETING APPOINTMENT

         2.1.    Domestic

                 Dyad hereby grants Phoenix the exclusive right to market, sell and license the Products to Phoenix Customers, and the non-exclusive right to market the Products to potential Phoenix Customers and to market, license and sell the Products to persons who originate loans or mortgages on behalf of Phoenix' Customers, including by way of example car dealers, furniture retailers, and real estate agents. Dyad shall not, and shall not allow any of its other marketing or distribution persons to market the Products to Phoenix' potential customers who are actively considering and working with Phoenix regarding a license for the Phoenix Software. Phoenix shall provide a list of such potential customers to Dyad from time to time.

         2.2.    International

                 Dyad hereby grants Phoenix the exclusive right to market, sell and license the Products worldwide outside of the U.S. The exclusivity of such international marketing right shall be contingent upon Phoenix meeting the following minimum Net Revenue (as defined in Section 5.3) from sale or license of the Products and Software outside of the U.S.:

                              XXX by XXXXXXXXXXXX

                 If such target is not met by Phoenix, Phoenix' rights under this Section 2.2 shall become immediately and automatically non-exclusive. Additionally, such exclusivity may terminate as set forth in Section 10.1 below.

         2.3.    Marketing Agents

                 Phoenix may sublicense the rights granted in this Section 2 to any of its subsidiaries or Marketing Agents subject to the following terms and restrictions: (a) Phoenix may not provide any Product, or sublicense any rights hereunder, to any competitor of Dyad or any person developing, marketing or selling a competitive product; (b) such party is authorized to and is actively marketing, licensing or distributing the Phoenix Software; (c) Phoenix shall be responsible for ensuring compliance by each such party with all applicable terms and conditions of this Agreement respecting the use and protection of the Confidential Information and Intellectual Property Rights of Dyad; and (d) Phoenix shall use





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                 the same amount of care and protection in dealing with
                 each such party with respect to the Products as it provides and uses with respect to the Phoenix Software.

3.       LICENSE

         3.1.    License Grant

                 Subject to the terms and conditions of this Agreement, and in support of the other rights granted hereunder, Dyad hereby grants Phoenix the following rights and licenses with respect to the Products:

                 (a) To make copies of the Software in object code form only and copies of the Documentation for distribution to End Users as authorized by paragraph 3.1(b) below and for use by Phoenix as authorized by paragraphs 3.1(c) and 3.1(d) below;

                 (b) To distribute copies of the Software to End Users who have duly executed End User License Agreements concerning the Products or the Software.

                 (c) To install and use the Software on Phoenix' own computer systems and to use the Documentation for demonstration, training and support of End Users.

                 (d) To make Modifications to the Software in conjunction with Dyad as authorized by Section 4 below.

                 (e) To use the Trademarks relating to the Products, provided, however, that such use shall be subject to reasonable advertising and promotion guidelines which Dyad may provide from time to time. Dyad reserves the right to disallow any use of the Trademarks which would in any way, in Dyad's opinion, harm the validity or value of the Trademarks.

         3.2.    Restrictions

                 (a) Phoenix shall not copy, adapt, modify or reproduce the Software in any manner whatsoever other than as expressly provided in this Agreement without the prior written consent of Dyad.

                 (b) Phoenix may not provide the Software to any third party except pursuant to a fully executed End User License or to Phoenix Marketing Agents pursuant to
                          Section 2.3.

                 (c) Phoenix may not use the Products in production for the benefit of any third party, except as otherwise allowed by written agreement between Dyad and Phoenix.





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                                            XXX-CONFIDENTIAL TREATMENT REQUESTED

                 (d) During the term of this Agreement for the two years thereafter, Phoenix may not use, rely on, or refer to the Products, the Software, or any Confidential Information of Dyad to develop, have developed, support or invest in, directly or indirectly, the development of any product which has, entirely or partially, the same functions as any of the Products or Software or which would be in direct or indirect competition with any of the Products, or to sell competing products or services.

4.       MODIFICATIONS

         4.1.    Product Interface

                 Dyad and Phoenix shall work in conjunction with one another to develop an interface between the Products and the Phoenix Software. Each party shall pay its own costs associated with the development of such interface. Upon completion, those parts of the interface which are separable from the Software and the Phoenix Software shall be jointly owned by Phoenix and Dyad.

         4.2.    Localization Modifications

                 From time to time, Phoenix may request that the Software be Modified for use in other countries, which Modifications may include translations into other languages and Modifications required for compliance by the Products with local rules and regulations governing financial institutions. Phoenix and Dyad shall jointly develop the parameters for such Modifications and a reasonable schedule for completion.
                 Unless otherwise agreed by the parties, such Modifications shall be produced by Dyad, and Phoenix shall pay Dyad for such Modifications at its then current time and material rates plus travel and lodging expenses related to such Modifications.

5.       REPORTING, FEES AND PAYMENT

         5.1.    Initial License Fee

                 Contemporaneously with the execution of this Agreement, Phoenix shall pay Dyad a License Fee in the amount of XXXX for the license of the Software to XXX of its customers. Such amount shall be paid by delivering XXX to Dyad in immediately available funds by either wire transfer or cashier's check, as agreed by the parties, and by delivering a promissory note in the amount of XXX, payable on or before XXXXX. No additional license fee in excess of the continuing royalties below shall be due for customers in excess of XXX.





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                                            XXX-CONFIDENTIAL TREATMENT REQUESTED

         5.2.    Continuing Royalties

                 For payment of the initial license fee above, Phoenix may keep the first XXX in Net Revenue (as defined below) from the sale, license and maintenance of the Products. In addition to the initial license fee, after the first XXXX in NetRevenue, Phoenix shall pay to Dyad a percentage of its Net Revenues as follows: (i) XX of the Net Revenue received by Phoenix from the XXXXXX of the Products including, without limitation, XXXXXXXXXXXXX; (ii) XXX of its Net Revenue from XXXXXXXX of the Products; and (iii) Phoenix and Dyad shall XXXXXXXXX based on XXXXXXXXXX. It is anticipated that Dyad will assist with initial implementations and that Phoenix will eventually handle implementations on its own. Amounts due Dyad hereunder shall be paid to Dyad by the tenth business day following the receipt of such revenue by Phoenix, and shall be accompanied by the name of the End User, their address, and the number of locations where each End User is using the Products.

         5.3.    Pricing and Determination of Net Revenue

                 (a) Phoenix and Dyad shall work together and use their best efforts to jointly develop pricing terms for the Products to be offered to End Users (the "Price List"). Phoenix shall adhere to the Price List in all sales and licenses of the Products and Software, or any components thereof. The Price List shall be reviewed by the parties periodically and revised to reflect customer requirements, changes in the market, products costs, and other relevant factors. Dyad shall not offer pricing for the Products which are materially better than those contained in the Price List. Phoenix shall be responsible for the invoice and collection of all fees owed by End Users.

                 (b) For purposes of this Agreement, Net Revenues shall be defined as gross revenue received by Phoenix, minus hardware and other out-of-pocket expenses reasonably incurred by Phoenix associated with such revenue.
                          For the purpose of determining gross revenue, fees collected by Phoenix shall be deemed to be the higher of (i) the fees actually collected by Phoenix or (ii) the fees set forth in the Price List. If the amount of a particular fee cannot be determined because it is included in the bulk fees for the Phoenix Software or otherwise, the Price List fee shall be used to determine gross revenue.





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                                           XXX-CONFIDENTIAL TREATMENT REQUESTED
         5.4.    Other Fees

                 From time to time Dyad may provide additional programming or consulting services to Phoenix not otherwise covered by this Agreement. Such services shall be detailed in a work order agreed to by both parties setting forth the services to be provided and the estimated schedule for completion of such services. Dyad shall bill Phoenix for such services XXXXXXXXXXXXXXXXXXXXXXXX, plus reimbursement for reasonable related travel, lodging, meals, and other out-of-pocket expenses. Phoenix shall pay Dyad all properly invoiced amounts therefore within ten business days following receipt of such invoice.

         5.5.    Expenses

                 Except as otherwise expressly set forth herein, Phoenix shall be responsible for all of its own marketing and other expenses related to the subject matter of this Agreement.

         5.6.    Taxes

                 Phoenix shall be responsible for paying all U.S. and foreign taxes that are imposed due to the transactions contemplated by this Agreement, including all applicable excise, property, VAT, sales and use, or similar taxes, any income taxes or withholding requirement in addition to or in lieu thereof (exclusive only of United States Federal, state or local taxes based upon the net income of Dyad), and any customs, import, export or other duties, levies, tariffs, taxes, or other similar charges. Phoenix shall indemnify and hold Dyad harmless from any and all expenses related to Phoenix failure to pay such taxes, and if Dyad is required to pay any taxes for which Phoenix is responsible hereunder, Phoenix shall promptly reimburse Dyad therefore.

6.       HARDWARE

         Phoenix shall purchase, and shall cause all End Users to purchase, all hardware required for the Products from Dyad (including the automatic loan machines and the video kiosks for the mortgage system). Dyad shall sell such hardware to Phoenix at cost. Upon request, Dyad will review alternative hardware and software configurations proposed by Phoenix and may, in its sole discretion, approve such configurations.

7.       SOFTWARE INTEGRATION

         Certain portions of the Software may be appropriate for use with the Phoenix Software apart from their applicability to the functionality of the Products. Dyad and Phoenix shall work together to identify such components of the Software, and to formulate a plan for integration of such software components with and into the Phoenix Software. Phoenix and/or Dyad shall Modify such software components as may be necessary to





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         enable them to work independently of the Products and in conjunction with the Phoenix Software. Phoenix and Dyad shall work together to enter into an agreement setting forth pricing, ownership, license, and revenue sharing terms for the license of such Software products to Phoenix' Customers. Such terms shall be no less favorable to Phoenix than the terms of this Agreement. Phoenix shall bear and/or shall reimburse Dyad for all costs associated with such Modifications.

8.       OBLIGATIONS OF DYAD

         8.1.    Copies of the Software

                 Dyad shall provide Phoenix with a reasonable number of copies of the Software and Documentation as necessary for Phoenix to fulfill its obligations and exercise its rights hereunder. All Software and Documentation shall be provided in English unless otherwise translated as provided in Section 4.2 above.

         8.2.    Maintenance and Support

                 Dyad shall provide the following maintenance and support to Phoenix for the Products:

                 (a) Dyad shall deliver all future Modifications and new versions and releases of the Software to Phoenix which Dyad has prepared for license to its customers. Such Modifications and new releases shall become part of the Products and subject to this Agreement upon delivery.

                 (b) Dyad shall use its reasonable commercial efforts to correct or provide work around solutions for material reproducible errors in the Products reported to Dyad by Phoenix. Phoenix shall provide all information required by Dyad to reproduce and correct such errors. Material errors are those which cause the Products to operate other than in conformity with their documentation or which interfere with an End User's proper use of the Products or Software.

                 (c) Dyad shall provide telephone support to Phoenix for the Products and Software to assist Phoenix in the provision of maintenance and support of the Products and Software to End Users as required under Section
                          10.3 below.

         8.3.    Exceptions

                 The following matters are not covered by maintenance or support under this Agreement:

                 (a) Any problem resulting from the misuse, improper use, alteration, or damage of any of the Software;





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                                            XXX-CONFIDENTIAL TREATMENT REQUESTED

                 (b) Any problem caused by the Modifications of any version of the Software not made or authorized by Dyad; or

                 (c) Any problem resulting from the use of the Software with other programming or with hardware configurations not approved in writing by Dyad.
         8.4.    Training

                 Dyad shall provide technical assistance and training to Phoenix as reasonably requested by Phoenix for its own personnel at no charge; provided, however, that Phoenix shall reimburse Dyad for all expenses incurred by Dyad (including travel and lodging expenses) in providing such assistance and training. Additionally, Dyad personnel shall assist and work with Phoenix' personnel in the first XXX installations of Products for End Users.

9.       OBLIGATIONS OF PHOENIX

         9.1.    End User Agreements

                 Phoenix shall require each End User to enter into an End User License with Phoenix prior to delivery of any Product to such End User. Phoenix shall furnish each form of End User License Phoenix proposes to use to Dyad for its approval. End User License shall contain appropriate terms regarding ownership of intellectual property, licensing terms, protection of confidential information and other terms as may be reasonably requested by Dyad. Phoenix shall use all reasonable efforts to enforce the terms of End User Licenses and to ensure compliance by End Users. Phoenix shall inform Dyad of all known breaches of End User Licenses.

         9.2.    End Users

                 Phoenix shall notify Dyad of potential customers for the Products. Dyad shall notify Phoenix of marketing conflicts with Dyad's marketing efforts to such potential customers. In case of conflict, the senior sales managers of Phoenix and Dyad shall determine whose sales force shall market to the customer. If no resolution can be reached, the decision of Dyad as to such customer shall be final.

         9.3.    End User Support

                 Phoenix shall provide all maintenance and support to End Users. Dyad shall not be responsible for support of any End User, but shall only provide such assistance to Phoenix' support staff as they may require from time to time to resolve End User problems. Phoenix shall maintain a qualified support staff capable of





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                 providing such support and maintenance and shall
                 maintain a telephone support line during Phoenix regular business hours for provision of telephone support to End Users.

         9.4.    Customer Contacts

                 Phoenix will work exclusively with Dyad with respect to any business opportunity presented to Phoenix by Dyad or obtained by Phoenix as a result of its working relationship with Dyad.

         9.5.    Notices, Logos and Marks.

                 Phoenix shall not alter, erase or obscure any notices, legends, or trademarks or alter any indications of ownership such as copyright, serial number or any other designations or security provisions featured on copies of the Software and Documentation, and shall include all such features on all copies of the Software and Documentation made by Phoenix.

         9.6.    Copies of Materials

                 Prior to use, Phoenix shall send to Dyad for review and approval copies of all advertising, marketing and product materials related to the Products or Software proposed to be used by Phoenix. Such approval by Dyad shall not be unreasonably withheld.

         9.7.    Compliance with Laws

                 (a) Phoenix shall, at its own expense, be responsible for insuring compliance with all laws relating to the export and license of the Products by Phoenix hereunder, and shall procure all licenses and pay all fees and other charges required thereby.

                 (b) Phoenix may not ship, export or re-export the Products or any other information, process, product or service obtained directly or indirectly from Dyad to any country or entity which is the subject of any prohibition imposed by the U.S. Export Administration Act of 1979, U.S. Executive Orders, the U.S. Department of Commerce, the North Atlantic Treaty Organization, or any other U.S. or foreign law.

                 (c) Phoenix hereby agrees that it and its directors, officers, employees, and agents will comply with the Foreign Corrupt Practices Act of 1977, as amended.

10.      TERM AND REVIEW

         10.1.   Term





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                 This Agreement shall become effective on the date first set forth above and shall continue for an initial term of 5 years. This Agreement shall automatically renew for successive terms of two years thereafter. After the initial 5 year term, either party may terminate this Agreement upon 180 days' prior written notice. Phoenix' exclusivity with respect to the rights granted under Section 2.2 shall expire at the end of 3 years following the date of this Agreement, unless extended by mutual agreement of the parties.

         10.2.   Termination

                 Either party may terminate this Agreement at any time on at least thirty (30) days' prior written notice following a material breach of the terms of this Agreement by the other party which is not cured within such notice period. Dyad may terminate this Agreement upon thirty (30) days' prior written notice if Phoenix either (i) incurs a conflict of interest of significant impact, or (ii) fails to devote reasonable effort to the license of the Software to End Users, which failure is not cured within the notice period. Phoenix may terminate this Agreement upon 60 days' prior written notice to Dyad.

         10.3.   Effect of Termination

                 Notwithstanding the termination of this Agreement, Dyad shall continue to be entitled to the fees earned under this Agreement.

         10.4.   Survival

                 Notwithstanding termination of this Agreement for any reason (including, without limitation, by notice pursuant to Section 10.2), Sections 3.2(d), 5.2, 12, (Indemnification by Phoenix), 13 (Title to Intellectual Property), 14 (Confidentiality) and 16 (General) shall continue to have effect as shall any other provisions which by their nature or necessary implication ought or were intended to continue to have effect, and End User Licenses of customers already granted prior to the date of such termination shall continue to be valid.

         10.5.   Actions Upon Termination

                 Upon termination Phoenix shall:

                 (a) promptly cease to use, license, market or promote the Products;

                 (b) return all copies of the Products in the possession of Phoenix to Dyad and shall cease using the same for any purpose whatsoever;

                 (c) for a period of six (6) months following termination, refer to Dyad all prospective customers and all inquiries received by it relating to the Products;





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                 (d)      return and deliver or cause to be returned and
                          delivered to Dyad all memoranda, notes, reports, documents or media relating to or containing Confidential Information, including any copies or extracts thereof.

                 (e) if termination is by Dyad due to breach by Phoenix, and Phoenix fails to provide continuing support to End Users pursuant to its obligations under End User License or other maintenance agreements, Phoenix shall assign all End User Licenses and other such agreements to Dyad to the extent required for Dyad to provide support of the Products to End Users.

                 Phoenix shall certify its compliance with this Section upon the written request of Dyad. Notwithstanding the foregoing or the termination of this Agreement, provided Phoenix is current and continues to make all payments due Dyad hereunder, has not breached any material term of this Agreement, and continues to provide maintenance and support to End Users in accordance with the terms of the agreements Phoenix may have with such End Users, Phoenix may continue to use the Products solely for the purposes of providing maintenance and support of the Products to End Users under continuing End User Licenses, maintenance agreements, or other written agreement.

11.      WARRANTY

         11.1.   No Warranty

                 Dyad's maintenance obligations to Phoenix under Section 8.2 above are in lieu of any warranty with respect to the Products or the Software. DYAD DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS INCLUDING (WITHOUT LIMITATION) ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         11.2.   Limitation of Liability and Damages

                 DYAD'S LIABILITY FOR ANY AND ALL DAMAGES SHALL BE LIMITED TO THE REMEDIES PROVIDED HEREIN. NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, INTERRUPTION OF BUSINESS, OR ANY OTHER MONETARY LOSS, ARISING OUT OF THE USE OR INABILITY TO USE THE PRODUCTS OR THE SOFTWARE, OR FOR MISSTATEMENTS, MISTAKES OR OMISSIONS IN THE DOCUMENTATION, EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES. Neither party shall be responsible to any customer or End User for the quality of service or performance of





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                 products furnished by the other party.  Each party is
                 solely responsible for establishing the prices of its own products, services and associated deliverables.

12.      INDEMNIFICATION BY PHOENIX.

         12.1.   Infringement of Intellectual Property Rights.

                 If a third party claims that the Products infringe any patent, copyright, trade secret, or similar Intellectual Property Rights, Dyad shall (as long as Phoenix is not in default under this Agreement or any other agreement with Phoenix) indemnify and defend Phoenix against such claim at Dyad's expense, provided that Phoenix promptly notifies Dyad in writing of any such claim, allows Dyad to control all negotiations and litigation related thereto, and cooperates with Dyad in the defense and disposition of such claim, including any related settlement negotiations.

         12.2.   Limitations.

                 If such a claim is made or appears possible, Dyad may, at its option, secure for Phoenix the right to continue to use the Products, or modify or replace the infringing Product so it is non-infringing. Dyad has no obligation hereunder for any claim based on a modified version of a Product which has not been approved by Dyad, or for any combination, operation or use of the Products with a non-approved operating environment or with any program, product, data or apparatus not approved in writing by Dyad. Dyad shall have no obligation hereunder for any claim based on theories of law that are not substantially equivalent to laws, treaties and conventions applicable to U.S. patents, copyrights, trade secrets, and similar intellectual property rights. THIS SECTION 12 STATES DYAD'S ENTIRE OBLIGATION TO PHOENIX WITH RESPECT TO MATTERS OF TITLE OR ANY CLAIM OF INFRINGEMENT THEREOF.

13.      TITLE TO INTELLECTUAL PROPERTY

         All right title and interest in and to all copies of the Products, Software and Documentation and all Intellectual Property Rights pertaining thereto shall vest exclusively with Dyad, including the Intellectual Property Rights in all Modifications and other related works created by or for Dyad, Phoenix, or any End User, including their personnel and permitted agents or contractors (except as otherwise expressly stated herein). To the extent rights in Modifications and all Intellectual Property Rights therein do not automatically and fully vest exclusively in Dyad, Phoenix agrees to and hereby does assign to Dyad all such rights, and shall execute all such other agreements as Dyad may require to effect such assignment. To the extent Modifications are produced by or under the supervision of Dyad, Dyad hereby grants to Phoenix a non-transferrable, and royalty free license to reproduce, license and distribute such Modifications, but only to the extent they are marketed and licensed or sold to End Users for use solely with duly licensed versions of the Software pursuant to End User Licenses in effect with Phoenix.





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

         Neither party, without the express prior written approval of the other shall use the trademarks, service marks, or proprietary words or symbols of the other. Notwithstanding the foregoing, nothing contained in this Agreement shall affect either party's rights to use any trademarks, service marks, or proprietary words or symbols of the other to the extent otherwise permitted by applicable law or by written agreement between the parties.

14.      CONFIDENTIALITY

         Except as otherwise provided herein or as allowed by the prior written consent of the other party, for the term of this Agreement and for a period of three (3) years following the termination of this Agreement (and for ten (10) years with respect to source code for any Software), each party hereto (a) shall receive all Confidential Information of the other in strict confidence, (b) shall use the same degree of care which it uses to protect its own Confidential information to maintain the confidentiality and secrecy thereof, (c) shall disclose the Confidential Information, and permit the Confidential Information to be disclosed, only to its employees who need access to the Confidential Information to carry out the terms and intent of this Agreement, and (d) shall use the Confidential Information only in furtherance of its rights and obligations set forth in this Agreement. Both the parties shall keep confidential the terms and conditions of this Agreement, but not its existence, and all other information which is designated in writing as confidential by one party to the other. Notwithstanding the foregoing, a party may make such disclosures as may be required by order of a court of competent jurisdiction, administrative agency or other government body, or by law rule or regulation, provided, however, that to the extent possible, it gives the other party prior written notice of such requirement and assists the other party in its efforts to oppose such requirement.

15.      EMPLOYEES

         During the term of this Agreement and for a period of twelve (12) months thereafter, neither party will directly or indirectly solicit for employment or employ any employee of the other without the prior written consent of the other.

16.      GENERAL

         16.1.   No Authority to Bind the Other Party

                 The parties to this Agreement are independent contractors and, except as provided in this Agreement or otherwise in a writing signed by both parties, neither party is authorized to act on behalf of the other or to bind the other. This Agreement does not establish any relationship of agency, partnership, or joint venture. Each party shall bear responsibility for its own employees, including terms of employment, wages, hours, tax withholding, required insurance, and daily direction and control. Except as otherwise set forth in an Addendum, the relationship created hereunder is non-exclusive as to each party.

         16.2.   Successors and Assigns

                 Except as otherwise provided in this Agreement, neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party. Any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the permitted successors and assigns of the parties hereto.

         16.3.   Governing Law; Jurisdiction

                 The construction and interpretation of, and the rights and obligations of the parties pursuant to this Agreement shall be governed by the laws of the State of Georgia.

         16.4.   Force Majeure

                 Neither party shall be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, civil war, strikes or labor disputes, or any other cause beyond the parties' reasonable control. Each party agrees to notify the other party promptly of the occurrence of any such cause and to carry out this Agreement as promptly as practicable after such cause has terminated.

         16.5.   Severability

                 In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent if is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

         16.6.   Notices

                 All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the second day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class air mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

                                            XXX-CONFIDENTIAL TREATMENT REQUESTED

                 If to Phoenix:   Phoenix International Ltd., Inc.
                                  500 International Parkway
                                  Heathrow, Florida 32746
                                  Attention: Ralph Reichard


                 If to Dyad :     Dyad Corporation
                                  3150 Holcomb Bridge Road
                                  Suite 200
                                  Norcross, Georgia  30071
                                  Attention: XXX

                 Either party may change its address for the purpose of this Section by giving the other parties written notice of its new address in the manner set forth above.

         16.7.   Amendments; Waivers

                 This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of a condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         16.8.   Entire Agreement

                 This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules and addenda hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein. The rights of the parties are only as set forth herein, and there are and shall be no implied rights or obligations whatsoever.

         16.9.   Parties in Interest

                 Nothing in this Agreement is intended to confer any rights or remedies under this Agreement on any persons other than Phoenix and Dyad and their respective successors and permitted assigns. Nothing in this Agreement is intended to





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

                 relieve or discharge the obligations or liability of any third persons to Phoenix or Dyad.

         16.10.  Section and Paragraph Headings

                 The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         16.11.  Counterparts

                 This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


Phoenix International Ltd., Inc.:      Dyad Corporation:


By:/s/ Bahram Yusefzadeh               By:/s/ John Collins
   -------------------------------        ------------------------------------
Signature                              Signature


Bahram Yusefzadeh                      John Collins
----------------------------------     ---------------------------------------
Name (Print)                           Name (Print)


Chairman & CEO                         Chairman
----------------------------------     ---------------------------------------
Title (Print)                          Title (Print)





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